EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-49958, 333-74006, 333-101093, 333-110371, 333-112367, 333-122977, 333-128461, 333-130074, 333-135453 and 333-154173) and on Form S-8 (File Nos. 333-80839, 333-42068, 333-106430 and 333-120802) of The Goldman Sachs Group, Inc. of our report dated January 22, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of this Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report dated January 22, 2009 relating to Selected Financial Data, which appears in Exhibit 99.1 of this Form 10-K.

/s/  PricewaterhouseCoopers LLP

New York, New York
January 22, 2009